EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Record Annual Revenues of $105.1 Million for FY 2008

Operating Income Increases 65% to $13.7 Million for FY 2008

ATLANTA, GA…(February 19, 2009)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and tissue processing company, announced today that revenues for the year ended December 31, 2008 increased 11 percent to $105.1 million compared to $94.8 million for the year ended December 31, 2007.  Excluding orthopaedic tissue processing revenues of $725,000 and $4.2 million in the years ended December 31, 2008 and December 31, 2007, respectively, total revenues increased 15 percent for the year ended 2008.

Net income for the year ended December 31, 2008 was $32.9 million, or $1.18 per basic and $1.16 per fully diluted common share, compared to $7.2 million, or $0.26 per basic and fully diluted common share for the year ended December 31, 2007.  Net income for the year ended December 31, 2008 includes a tax benefit of $20.1 million, or $0.71 per fully diluted common share, related to the reversal of the Company’s valuation allowance on its deferred tax assets.

Revenues for the fourth quarter of 2008 increased 2 percent to $25.5 million compared to $25.1 million for the fourth quarter of 2007.  Excluding orthopaedic tissue processing revenues of $63,000 and $552,000 for the fourth quarters of 2008 and 2007, respectively, total revenues increased 4 percent for the fourth quarter of 2008.

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Net income for the fourth quarter of 2008 was $22.7 million, or $0.81 per basic and $0.80 per fully diluted common share, compared to $2.6 million, or $0.10 per basic and fully diluted common share for the fourth quarter of 2007.  Net income for the fourth quarter of 2008 included a tax benefit of $20.1 million, or $0.71 per fully diluted common share, related to the reversal of the Company’s valuation allowance on its deferred tax assets.

Tissue processing revenues for the fourth quarter of 2008 decreased 5 percent to $12.3 million compared to $13.0 million for the fourth quarter of 2007.  Tissue processing revenues for the year ended December 31, 2008 increased 9 percent to $53.7 million compared to $49.0 million for the year ended December 31, 2007.

Combined cardiac and vascular tissue processing revenues for the fourth quarter of 2008 decreased 1 percent to $12.3 million compared to $12.4 million for the fourth quarter of 2007. The decrease in revenues was primarily due to a decrease in shipments of cardiac tissues, which management believes is due to the current economic conditions and its constraining effect on hospital budgets.

 Combined cardiac and vascular tissue processing revenues for the year ended December 31, 2008 increased 18 percent to $52.9 million compared to $44.8 million for the year ended December 31, 2007.  The increase in tissue processing revenues was due primarily to increased demand for the Company’s cardiac and vascular processed tissues, the introduction of the CryoValve® SG pulmonary human heart valve processed with the SynerGraft® technology and, to a lesser extent, fee increases.

Revenues from the distribution of CryoValve SG pulmonary human heart valves were $1.7 million and $5.1 million for the fourth quarter and year ended December 31, 2008, respectively.

BioGlue® Surgical Adhesive revenues were $12.1 million for the fourth quarter of 2008 compared to $11.5 million for the fourth quarter of 2007, an increase of 5 percent.  BioGlue revenues were $48.6 million for the year ended December 31, 2008 compared to $43.9 million for the year ended December 31, 2007, an increase of 11 percent.

U.S. BioGlue revenues were $8.6 million and $8.1 million for the fourth quarters of 2008 and 2007, respectively.  U.S. BioGlue revenues were $34.4 million and $31.6 million for the years ended December 31, 2008 and December 31, 2007, respectively.  International BioGlue revenues were $3.5 million and $3.4 million for the fourth quarters of 2008 and 2007, respectively.  International BioGlue revenues were $14.2 million and $12.3 million for the years ended December 31, 2008 and 2007, respectively.

Other medical device revenues for the fourth quarter of 2008 were $906,000 compared to $105,000 for the fourth quarter of 2007.  Other medical device revenues for the year ended December 31, 2008 were $1.9 million compared to $828,000 for the year ended December 31, 2007.  Other medical device revenues for the fourth quarter and year ended December 31, 2008 included $806,000 and $1.5 million, respectively, in sales of Hemostase, which was added to the CryoLife product portfolio in the second quarter of 2008.

Total tissue processing and product gross margins were 64 percent for the fourth quarters of 2008 and 2007.  Total tissue processing and product gross margins were 64 percent for the year ended December 31, 2008 compared to 62 percent for the year ended December 31, 2007.

Tissue processing gross margins for the fourth quarter of 2008 were 45 percent compared to 44 percent for the fourth quarter of 2007.  Tissue processing gross margins for the year ended December 31, 2008 were 46 percent compared to 42 percent for the year ended 2007.  Tissue processing gross margins improved in 2008 compared to 2007 primarily as a result of fee increases and a favorable tissue mix in 2008.

General, administrative, and marketing expenses for the fourth quarter of 2008 were $12.3 million compared to $12.1 million for the fourth quarter of 2007.  General, administrative, and marketing expenses for the year ended December 31, 2008 were $48.8 million compared to $46.5 million for the year ended December 31, 2007.

The increase in general, administrative, and marketing expenses for the fourth quarter and year ended December 31, 2008 was primarily due to increased marketing expenses.  These expenses included personnel costs, corporate advertising, physician education and training, and promotional materials to support the Company’s expanding tissue processing service and product offerings, and revenue growth.  Additionally, there were increases in stock compensation expense over the same periods in the prior year.

Research and development expenses were $1.4 million for the fourth quarter of 2008 compared to $1.3 million for the fourth quarter of 2007.  Research and development expenses were $5.3 million and $4.5 million for the years ended December 31, 2008 and December 31, 2007, respectively.  Research and development spending in 2008 primarily focused on the Company’s SynerGraft tissues and products and protein hydrogel technologies.

As of December 31, 2008, the Company had $22.8 million in cash, cash equivalents, and marketable securities, compared to $17.4 million at December 31, 2007.  Of the $22.8 million in cash, cash equivalents, and marketable securities on hand at December 31, 2008, $1.6 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam® protein hydrogel technology and $5.0 million was designated as long-term restricted money market funds due to a financial covenant requirement under the Company’s credit agreement.  During 2008, the Company used $4.5 million of cash to pay off its previous line of credit facility.

 “In spite of challenging economic conditions, 2008 represents our third consecutive year of profitability, with increased margins and operating results,” stated Steven G. Anderson, president and chief executive officer.  “We believe that we are well positioned to set records in both revenue and operating income in 2009.”

2009 Financial Guidance

The Company's GAAP revenues are composed of tissue processing and product revenues plus other revenues. The Company expects total revenues for the full year of 2009 to be between $113.0 million and $119.0 million.  The Company expects tissue processing revenues to be between $58.0 million and $60.5 million and BioGlue revenues to be between $50.0 million and $52.0 million for the full year of 2009.  Other medical device revenues, which consist primarily of sales of Hemostase, are expected to be between $4.5 million and $5.5 million in 2009.  Tissue processing and product revenues could be affected by several factors, including but not limited to, the general economic environment and its effect on demand for the Company’s tissues and products, and changes in foreign currency exchange rates and their effects on revenues generated in international markets.

Other revenues for 2009 may reach between $500,000 and $1.0 million, related to funding received from the Department of Defense in connection with the development of BioFoam.  The amount of other revenues is largely dependent upon actual expenses incurred related to the development of BioFoam.

The Company expects general, administrative, and marketing expenses of between $52.0 million and $54.0 million and research and development expenses of between $5.0 million and $6.0 million for the full year of 2009.  The research and development expectations include an estimated $500,000 to $1.0 million to be funded by the Department of Defense in connection with the development of BioFoam.

The Company expects its effective income tax rate to be approximately 40 percent in 2009.  As a result, earnings per share in 2009 will be lower than in 2008, when the Company reversed a significant portion of the valuation allowance on its deferred tax assets which resulted in the recognition of significant income tax benefits.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast accompanied by a slide presentation today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available February 19 through February 26 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 312509.

The live webcast, replay, and associated slide presentation can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company has received FDA clearance for the CryoValve® SG pulmonary human heart valve, processed using CryoLife’s proprietary SynerGraft® technology.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  CryoLife distributes Hemostase, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in the United Kingdom, Germany, France, and Canada for cardiac, vascular, and general surgery, subject to certain exclusions.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2009 performance.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that the Company is significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, demand for CryoValve SG may not reach anticipated levels, CryoValve SG may not perform as well as expected or provide all the benefits anticipated,  SynerGraft processed heart valves have a one year shelf life, competitive pressures and tissue availability may adversely affect the Company’s ability to grow revenues, the SynerGraft post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, the possibility that the FDA could impose additional restrictions on the Company's operations, issue a 483, or warning letter, or require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, the Company's growth strategies may not generate the anticipated benefits, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, there are limitations on our use of net operating loss carry-forwards, adverse regulatory action outside of the United States could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, FDA and other approvals for products in development may not be obtained, and if obtained, may be costly and require lengthy review periods, our existing insurance policies may not be sufficient to cover our actual claims liability, if the economic crises continues, demand for our products and services may decrease, we may be unable to obtain adequate insurance at a reasonable cost or at all, the patents and proprietary technologies that we use or license could be infringed or duplicated by third parties and we may not be successful in preventing infringement or use, our patents and patent applications could be held to be invalid or null, we are dependent on key personnel, products and services under development may not be commercially feasible, the Company may be unable to effectively leverage its existing sales force to sell Hemostase, that surgeons may not choose to utilize Hemostase, that Hemostase may not perform as expected or provide all expected benefits, that other distributors of the Hemostase product may impede our ability to sell to new or existing customers, that a third party could infringe patents used to make Hemostase, we are reliant on one supplier for significant components of BioGlue, pending or future litigation may not be settled on terms acceptable to the Company, the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the Company may be unable to obtain sufficient financing to fully pursue its strategic plan, adverse future changes in currency exchange rates may materially reduce the Company’s revenues, cash flow, financial position and profitability and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of the Company’s revenues.  These risks and uncertainties include the risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2007, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues:
Preservation services	$12,319	$12,983	$53,656	$49,002
Products	12,994	11,616	50,493	44,712
Other	219	469	910	1,049
Total revenues	25,532	25,068	105,059	94,763

Cost of preservation services and products:
Preservation services	6,730	7,250	29,112	28,433
Products	2,293	1,664	8,153	7,108
Total cost of preservation services
and products	9,023	8,914	37,265	35,541

Gross margin	16,509	16,154	67,794	59,222

Operating expenses:
General, administrative, and marketing	12,334	12,053	48,831	46,470
Research and development	1,371	1,319	5,309	4,453
Total operating expenses	13,705	13,372	54,140	50,923

Operating income	2,804	2,782	13,654	8,299

Interest expense	62	159	263	677
Interest income	(96)	(167)	(381)	(527)
Change in valuation of derivative	--	--	--	821
Other expense (income), net	121	7	236	(241)

Income before income taxes	2,717	2,783	13,536	7,569
Income tax (benefit) expense	(19,982)	134	(19,372)	368

Net income	$22,699	$2,649	$32,908	$7,201

Effect of preferred stock dividends	--	--	--	(243)

Net income applicable to common shares	$22,699	$2,649	$32,908	$6,958

Income per common share:
Basic	$0.81	$0.10	$1.18	$0.26
Diluted	$0.80	$0.10	$1.16	$0.26

Weighted average common shares outstanding:
Basic	27,983	27,474	27,800	26,331
Diluted	28,478	27,873	28,351	26,974

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues from:
Cardiac tissue	$5,894	$6,511	$25,514	$22,098
Vascular tissue	6,362	5,920	27,417	22,702
Orthopaedic tissue	63	552	725	4,202
Total preservation services	12,319	12,983	53,656	49,002

BioGlue	12,088	11,511	48,570	43,884
Medical devices	906	105	1,923	828
Total products	12,994	11,616	50,493	44,712

Other	219	469	910	1,049
Total revenues	$25,532	$25,068	$105,059	$94,763

Revenues:
U.S.	$21,547	$21,364	$89,297	$81,023
International	3,985	3,704	15,762	13,740
Total revenues	$25,532	$25,068	$105,059	$94,763

	December 31,	December 31,
	2008	2007
	(Audited)	(Audited)

Cash and cash equivalents, marketable securities,	$17,763	$17,447
at market, and restricted marketable securities
Trade receivables, net	12,824	12,311
Other receivables	1,175	1,373
Deferred preservation costs	34,913	26,903
Inventories	7,077	5,607
Restricted money market funds, long-term	5,000	--
Total assets	125,995	92,684
Shareholders’ equity	99,326	62,627

For additional information about the company, visit CryoLife’s Web site:  www.cryolife.com.

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